Exhibit No. 99
                                              --------------

         Exhibit 99 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996

           Cautionary Statements Regarding "Safe Harbor"
       Provisions of the Private Securities Litigation Reform
                            Act of 1995


          The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 is among certain communications by the Company which contain forward looking statements, including statements regarding its financial position, results of operations, market position and product development. These forward looking statements are based on current expectations.
     As permitted by the Private Securities Litigation
     Reform Act of 1995, the Company is hereby filing the following cautionary statements identifying important factors which, among others, could cause the Company's actual results to differ materially from expected and historical results:

          Changing business conditions including inflation and fluctuations in interest rates and foreign currency exchange rates.

          Competitive factors including managed care groups, institutions and government agencies seeking price discounts; technological advances attained by competitors; patents granted to competitors; potential generic competition for PREMARIN and for other health care and crop protection products as such products mature.

          Government laws and regulations affecting U.S. and international operations, including trade, monetary and fiscal policies, taxes (including the Section 936 income tax credit), price controls, changes in governments and legal systems, as well as actions affecting approvals of products and licensing.

          Difficulties or delays in product development including, but not limited to, the inability to identify viable new chemical compounds, successfully complete clinical trials, obtain and maintain regulatory approval for the compounds or gain and maintain market acceptance of approved product. Similar difficulties or delays can also affect the development of the Company's other businesses.


          Growth in costs and expenses, including changes in product mix and the impact of divestitures, restructuring and other unusual items that could result from evolving business strategies, evaluation of asset realization, and organizational structures.

          Significant litigation adverse to the Company including product liability risks related to the Company's health care and other products.

          Continued consolidation in the pharmaceutical industry could affect the Company's competitive position.